Exhibit 4.10

Document émis électroniquement

Registre de Commerce et des Sociétés

B182971—L160037466

déposé le 02/03/2016

Ingersoll-Rand Lux International Holding Company S.à r.l. Siège social: L-2520 Luxembourg, 9, AIlée Scheffer R.C. Luxembourg: B 182.971

Statuts coordonnés déposés au registre de commerce et des sociétés à Luxembourg.

Pour mention aux fins de la publication au Mémorial, Recueil des Sociétés et Associations C.

Echternach, le 01er mars 2016

Ingersoll-Rand Lux International Holding Company S.à r.l. 01/03/16

Document émis électroniquement

Registre de Commerce et des Sociétés

B182971—L160037466

enregistre et depose le 02/03/2016

Ingersoll-Rand Lux International Holding Company S.6 r.l. Siege social: L-2520 Luxembourg, 9, Allee Scheffer R.C. Luxembourg: B 182.971

La société a été constituée suivant acte reçu par le notaire Francis KESSELER, alors de résidence à Esch-sur-Alzette, en date du 20 novembre 2013, publié au Memorial C Recueil des Sociétés et Associations numéro 399 du 13 février 2014.

MODIFICATIONS :

Date	Notaire	Publication

04.02.2016	Henri BECK

STATUTS COORDONNES

Name—Object—Registered office—Duration

Art. 1. There is hereby formed a “société a responsabilité limitée”, limited liability company (the “Company”), governed by the present articles of association (the “Articles”) and by current Luxembourg laws (the “Law”), in particular the law of 10 August 1915 on Commercial Companies, as amended in particular by the law of 18 September 1933 and of 28 December 1992 on “sociétés à responsabilité limitée” (the “Commercial Companies Law”).

Art. 2. The Company’s name is “Ingersoll-Rand Lux International Holding Company S.à r.l.”.

Art. 3. The Company’s purpose is:

Ingersoll-Rand Lux International Holding Company S.à r.l. 01/03/16

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(1) To take participations and interests, in any form whatsoever, in any commercial, industrial, financial or other, Luxembourg or foreign companies or enterprises;

(2) To acquire through participations, contributions, underwriting, purchases or options, negotiation or in any other way any securities, rights, patents and licenses and other property, rights and interest in property as the Company shall deem fit;

(3) Generally to hold, manage, develop, sell or dispose of the same, in whole or in part, for such consideration as the Company may think fit, and in particular for shares or securities of any company purchasing the same;

(4) To hold, develop, manage, promote, transfer, sell, acquire, license, subcontract and/or assign in any way, all or part of intellectual property rights of any nature to any company associated in any way with the Company or third party for such consideration as the Company may think fit;

(5) To enter into, assist or participate in financial, commercial and other transactions;

(6) To grant to any holding company, subsidiary, or fellow subsidiary, or any other company which belong to the same group of companies than the Company (the “Affiliates”) any assistance, loans, advances or guarantees (in the latter case, even in favour of a third-party lender of the Affiliates);

(7) To borrow and raise money in any manner and to secure the repayment of any money borrowed; and

(8) Generally to do all such other things as may appear to the Company to be incidental or conducive to the attainment of the above objects or any of them.

The Company can perform all commercial, technical and financial operations, connected directly or indirectly in all areas as described above in order to facilitate the accomplishment of its purpose.

Art. 4. The Company has its registered office in the City of Luxembourg, Grand-Duchy of Luxembourg.

The registered office may be transferred within the municipality of the City of Luxembourg by decision of the board of managers or the sole manager (as the case may be).

The registered office of the Company may be transferred to any other place in the Grand-Duchy of Luxembourg or abroad by means of a resolution of an extraordinary general meeting of shareholders or of the sole shareholder (as the case may be) adopted under the conditions required by the Law.

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The Company may have offices and branches (whether or not a permanent establishment) both in Luxembourg and abroad.

In the event that the board of managers or the sole manager (as the case may be) should determine that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the board of managers or the sole manager (as the case may be) of the Company.

Art. 5. The Company is constituted for an unlimited duration.

Art. 6. The life of the Company does not come to an end by death, suspension of civil rights, bankruptcy or insolvency of any shareholder.

Art. 7. The creditors, representatives, rightful owner or heirs of any shareholder are not allowed, in any circumstances, to require the sealing of the assets and documents of the Company, nor to interfere in any manner in the management of the Company. They must for the exercise of their rights refer to financial statements and to the decisions of the meetings of shareholders or of the sole shareholder (as the case may be).

Capital—Shares

Art. 8. The Company’s corporate capital is fixed at twenty thousand and one United States Dollars (USD 20,001), represented by twenty thousand and one (20,001) shares in registered form with a par value of one United States Dollar (USD 1.-) each, all subscribed and fully paid-up.

The amount of the share capital of the Company may be increased or reduced by means of a resolution of the extraordinary general meeting of shareholders or of the sole shareholder (as the case may be) adopted under the conditions required for amendment of the Articles.

Art. 9. Each share confers an identical voting right and each shareholder has voting rights commensurate to his shareholding.

Art. 10. The shares are freely transferable among the shareholders.

Shares may not be transferred “inter vivos” to non-shareholders unless shareholders representing at least three quarter of the share capital shall have agreed thereto in a general meeting.

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Furthermore, the provisions of Articles 189 and 190 of the Commercial Companies Law shall apply.

The shares are indivisible with regard to the Company, which admits only one owner per share.

Art. 11. The Company shall have power to redeem its own shares.

Such redemption shall be carried out by means of a resolution of an extraordinary general meeting of the shareholders or of the sole shareholder (as the case may be), adopted under the conditions required for amendment of the Articles, provided that such redemption has been proposed to each shareholder of the same class in the proportion of the capital or of the class of shares concerned represented by their shares.

However, if the redemption price is in excess of the nominal value of the shares to be redeemed, the redemption may only be decided to the extent that the excess purchase price may not exceed total profits made since the end of the last financial year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed to reserve pursuant to the requirements of the Law or of Articles.

Such redeemed shares shall be cancelled by reduction of the share capital.

Management

Art. 12. The Company will be managed by one or more managers. If several managers have been appointed, they will constitute a board of managers composed of one or several category A manager(s) and of one or several category B manager(s). The manager(s) need not be shareholders of the Company.

The manager(s) shall be appointed and designated as category A manager or category B manager, and her/his/its/their remuneration determined, by a resolution of the general meeting of shareholders taken by simple majority of the votes cast, or of the sole shareholder (as the case may be). The remuneration of the manager(s) can be modified by a resolution taken at the same majority conditions.

The general meeting of shareholders or the sole shareholder (as the case may be) may, at any time and “ad nutum”, remove and replace any manager.

All powers not expressly reserved by the Law or the Articles to the general meeting of shareholders or to the sole shareholder (as the case may be) fall within the competence of the board of managers, or of the sole manager (as the case may be).

In dealing with third parties, the manager, or, in case of plurality of managers, the board of managers will have all powers to act in the name of the Company in all circumstances and to carry out and approve all acts and operations consistent with the Company’s object, provided the terms of these Articles shall have been complied with.

Ingersoll-Rand Lux International Holding Company S.à r.l. 01/03/16

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The Company shall be bound by the sole signature of its single manager, and, in case of plurality of managers, by the joint signature of one category A manager and one category B manager.

The board of managers or the sole manager (as the case may be), may from time to time sub-delegate her/his/its powers for specific tasks to one or several ad hoc agent(s) who need not be shareholder(s) or manager(s) of the Company.

The board of managers, or the sole manager (as the case may be) will determine the powers, duties and remuneration (if any) of its agent(s), the duration of the period of representation and any other relevant conditions of his/their agency.

Art. 13. In case of plurality of managers, the decisions of the managers are taken by meeting of the board of managers.

The board of managers shall appoint from among its members a chairman which in case of tie vote, shall have a casting vote. The chairman shall preside at all meetings of the board of managers. In case of absence of the chairman, the board of managers shall be chaired by a manager present and appointed for that purpose. It may also appoint a secretary, who need not be a manager, who shall be responsible for keeping the minutes of the meetings of the board of managers or for such other matter as may be specified by the board of managers.

The board of managers shall meet when convened by one manager.

Notice of any meeting of the board of managers shall be given to all managers at least 2 (two) days in advance of the time set for such meeting except in the event of emergency, the nature of which is to be set forth in the minute of the meeting.

Any convening notice shall specify the time and place of the meeting and the nature of the business to be transacted.

Convening notices can be given to each manager by word of mouth, in writing or by fax, cable, telegram, telex, electronic means or by any other suitable communication means.

The notice may be waived by the consent, in writing or by fax, cable, telegram, telex, electronic means or by any other suitable communication means, of each manager.

The meeting will be duly held without prior notice if all the managers are present or duly represented.

No separate notice is required for meetings held at times and places specified in a schedule previously adopted by a resolution of the board of managers.

Any manager may act at any meeting of managers by appointing in writing or by fax, cable, telegram, telex or electronic means another manager as his/her/its proxy.

Ingersoll-Rand Lux International Holding Company S.à r.l. 01/03/16

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A manager may represent more than one manager.

The managers may participate in a board of managers meeting by phone, videoconference, or any other suitable telecommunication means allowing all persons participating in the meeting to hear each other at the same time.

Such participation in a meeting is deemed equivalent to participation in person at a meeting of the managers.

The board of managers can validly deliberate and act only if the majority of its members is present or represented, including at least one category A manager and one category B manager.

Decisions of the board of managers are adopted by the majority of the managers participating in the meeting or duly represented thereto including at least one category A manager and one category B manager.

The deliberations of the board of managers shall be recorded in the minutes, which have to be signed by the chairman or one category A manager and one category B manager. Any transcript of or excerpt from these minutes shall be signed by the chairman or one category A manager and one category B manager.

Resolutions in writing approved and signed by all managers shall have the same effect as resolutions passed at a managers’ meeting.

In such cases, written resolutions can either be documented in a single document or in several separate documents having the same content.

Written resolutions may be transmitted by ordinary mail, fax, cable, telegram, telex, electronic means, or any other suitable telecommunication means.

Art. 14. Any manager does not contract in his function any personal obligation concerning the commitments regularly taken by him in the name of the Company; as a representative of the Company, he is only responsible for the execution of his mandate.

General meetings of shareholders

Art. 15. In case of plurality of shareholders, decisions of the shareholders are taken as follows:

The holding of a shareholders meeting is not compulsory as long as the shareholders number is less than 25 (twenty-five). In such case, each shareholder shall receive the whole text of each resolution or decision to be taken, transmitted in writing or by fax, cable, telegram, telex, electronic means or any other suitable telecommunication means. Each shareholder shall vote in writing.

Ingersoll-Rand Lux International Holding Company S.à r.l. 01/03/16

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If the shareholders number exceeds 25 (twenty-five), the decisions of the shareholders are taken by meetings of the shareholders. In such a case 1 (one) general meeting shall be held at least annually in Luxembourg within 6 (six) months of the closing of the last financial year. Other general meetings of shareholders may be held in the Grand-Duchy of Luxembourg at any time specified in the notice of the meeting.

Art. 16. General meetings of shareholders are convened and written shareholders resolutions are proposed by the board of managers, or the sole manager (as the case may be), failing which by shareholders representing more than half of the share capital of the Company.

Written notices convening a general meeting and setting forth the agenda shall be made pursuant to the Law and shall be sent to each shareholder at least 8 (eight) days before the meeting, except for the annual general meeting for which the notice shall be sent at least 21 (twenty-one) days prior to the date of the meeting.

All notices must specify the time and place of the meeting.

If all shareholders are present or represented at the general meeting and state that they have been duly informed of the agenda of the meeting, the general meeting may be held without prior notice.

Any shareholder may act at any general meeting by appointing in writing or by fax, cable, telegram, telex, electronic means or by any other suitable telecommunication means another person who need not be shareholder.

Each shareholder may participate in general meetings of shareholders.

Resolutions at the meetings of shareholders or resolutions proposed in writing to the shareholders are validly taken in so far as they are adopted by shareholders representing more than half of the share capital of the Company.

If this quorum is not formed at a first meeting or at the first consultation, the shareholders are immediately convened or consulted a second time by registered letter and resolutions will be taken at the majority of the vote cast, regardless of the portion of capital represented.

However, resolutions to amend the Articles shall only be taken by an extraordinary general meeting of shareholders, at a majority of shareholders representing at least three-quarters of the share capital of the Company.

A sole shareholder exercises alone the powers devolved to the meeting of shareholders by the Law.

Except in case of current operations concluded under normal conditions, contracts concluded between the sole shareholder and the Company have to be recorded in minutes or drawn-up in writing.

Ingersoll-Rand Lux International Holding Company S.à r.l. 01/03/16

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Financial year—Balance sheet

Art. 17. The Company’s financial year begins on 1 January and closes on 31 December.

Art. 18. Each year, as of 31 December, the board of managers, or the sole manager (as the case may be) will draw up the balance sheet which will contain a record of the properties of the Company together with its debts and liabilities and be accompanied by an annex containing a summary of all its commitments and the debts of the manager(s), statutory auditor(s) (if any) and shareholder(s) toward the Company.

At the same time the board of managers or the sole manager (as the case may be) will prepare a profit and loss account, which will be submitted to the general meeting of shareholders together with the balance sheet.

Art. 19. Each shareholder may inspect at the head office the inventory, the balance sheet and the profit and loss account.

If the shareholders’ number exceeds 25 (twenty-five), such inspection shall be permitted only during the 15 (fifteen) days preceding the annual general meeting of shareholders.

Supervision of the company

Art. 20. If the shareholders number exceeds 25 (twenty-five), the supervision of the Company shall be entrusted to one or more statutory auditor(s) (“commissaires”), who may or may not be shareholder(s).

Each statutory auditor shall serve for a term ending on the date of the annual general meeting of shareholders following their appointment dealing with the approval of the annual accounts.

At the end of this period and of each subsequent period, the statutory auditor(s) can be renewed in its/their function by a new resolution of the general meeting of shareholders or of the sole shareholder (as the case may be) until the holding of the next annual general meeting dealing with the approval of the annual accounts.

Where the thresholds of Article 35 of the law of 19 December 2002 on the Luxembourg Trade and Companies Register are met, the Company shall have its annual accounts audited by one or more qualified auditors (“réviseurs d’entreprises agréés”) appointed by the general meeting of shareholders or the sole shareholder (as the case may be) amongst the qualified auditors registered in the Financial Sector Supervisory Commission (“Commission de Surveillance du Secteur Financier”)’s public register.

Ingersoll-Rand Lux International Holding Company S.à r.l. 01/03/16

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Notwithstanding the thresholds above mentioned, at any time, one or more qualified auditors may be appointed by resolution of the general meeting of shareholders or of the sole shareholder (as the case may be) that shall decide the terms and conditions of his/her/its/their mandate.

Dividend—Reserves

Art. 21. The credit balance of the profit and loss account, after deduction of the expenses, costs, amortisations, charges and provisions represents the net profit of the Company.

Every year 5% (five percent) of the net profit will be transferred to the statutory reserve.

This deduction ceases to be compulsory when the statutory reserve amounts to one tenth of the issued share capital, as decreased or increased from time to time, but shall again become compulsory if the statutory reserve falls below such one tenth.

The general meeting of shareholders at the majority vote determined by the Law or the sole shareholder (as the case may be) may decide at any time that the excess be distributed to the shareholder(s) proportionally to the shares they hold, as dividends or be carried forward or transferred to an extraordinary reserve.

Art. 22. Notwithstanding the provisions of the preceding article, the general meeting of shareholders of the Company, or the sole shareholder (as the case may be) upon proposal of the board of managers or the sole manager (as the case may be), may decide to pay interim dividends before the end of the current financial year, on the basis of a statement of accounts prepared by the board of managers or the sole manager (as the case may be), and showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed realised profits since the end of the last financial year, increased by profits carried forward and available reserves, less losses carried forward and sums to be allocated to a reserve to be established according to the Law or the Articles.

Winding-up—Liquidation

Art. 23. The general meeting of shareholders under the conditions required for amendment of the Articles, or the sole shareholder (as the case may be) may resolve the dissolution of the Company.

Art. 24. The general meeting of shareholders with the consent of at least half of the shareholders holding three quarters of the share capital shall appoint one or more liquidator(s), physical or legal person(s) and determine the method of liquidation, the powers of the liquidator(s) and their remuneration.

When the liquidation of the Company is closed, the liquidation proceeds of the Company will be allocated to the shareholders proportionally to the shares they hold.

Ingersoll-Rand Lux International Holding Company S.à r.l. 01/03/16

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Applicable law

Art. 25. Reference is made to the provisions of the Law for which no specific provision is made in these Articles.

Ingersoll-Rand Lux International Holding Company S.à r.l. 01/03/16